Exhibit 10.23

Summary of Benefits Continuation Arrangement

For Summerfield K. Johnston, Jr.

Effective January 1, 2004, the Board of Directors has agreed to continue providing administrative support services to Mr. Johnston and to extend his participation in the Executive Retiree Medical Plan for as long as he is a member of the Board.